Exhibit 99.h.v.

ARIEL INVESTMENT TRUST

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Emma L. Rodriguez-Ayala, Michael D. Jiang, Wendy D. Fox, and Tricia Larkin, and each of them individually, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any post-effective amendments to the registration statement under the Securities Act of 1933, Registration No. 033-07699, and/or the Investment Company Act of 1940, Registration No. 811-04786, whether on Form N-1A or any successor forms thereof, and to file the same, with exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission and all appropriate state or federal regulatory authorities. Each of the undersigned hereby ratifies and confirms all that each of the aforenamed attorneys-in-fact, or his or substitute or substitutes, may do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 12h day of November 2024.

/s/ Stephen C. Mills	/s/ William C. Dietrich
Stephen C. Mills	William C. Dietrich
Lead Independent Trustee	Independent Trustee

/s/ Eric H. Holder, Jr.	/s/ Christopher G. Kennedy
Eric H. Holder, Jr.	Christopher G. Kennedy
Independent Trustee	Independent Trustee

/s/ Kim Y. Lew	/s/ James M. Williams
Kim Y. Lew	James M. Williams
Independent Trustee	Independent Trustee

/s/ Mellody L. Hobson	/s/ John W. Rogers, Jr.
Mellody L. Hobson	John W. Rogers, Jr.
Chairman of the Board of Trustees, President and Principal Executive Officer	Trustee